Exhibit 10.1
THIRD AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT
This THIRD AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2023, by and between LINICO CORPORATION, a Nevada corporation (“Seller”), and AMERICAN BATTERY TECHNOLOGY COMPANY, a Nevada corporation (“Purchaser”).
RECITALS
Seller and Purchaser (together, the “Parties” and each a “Party”) entered into that certain Membership Interest Purchase Agreement on March 1, 2023 (the “Original Purchase Agreement”), and that certain Amendment to Membership Interest Purchase Agreement on March 31, 2023 (the “Amendment”), as amended and restated pursuant to that certain Amended and Restated Membership Interest Purchase Agreement dated April 6, 2023 (the “First AR Agreement,” and as further amended and restated pursuant to that certain Second Amended and Restated Membership Interest Purchase Agreement, dated April 21, 2023 (the “Second AR Agreement”) and amended by the First Amendment to Second Amended And Restated Membership Interest Purchase Agreement, dated as of May 11, 2023, collectively, the “Purchase Agreement”).
The Parties desire to make certain changes to the Purchase Agreement and this Agreement is intended to incorporate those changes and otherwise amend, restate and supersede the Purchase Agreement in its entirety.
The Purchase Price has been paid as follows : (a) a non-refundable and irrevocable delivery of a cash payment of $5,000,000 (the “First Deposit”), was delivered on April 6, 2023; (b) a non-refundable and irrevocable delivery of a cash payment of $7,000,000 (the “Second Deposit”) was delivered on April 21, 2023; (c) a non-refundable and irrevocable delivery of a cash payment of $3,000,000 (the “Third Deposit”) was completed on May 22, 2023; (d) a non-refundable and irrevocable delivery of 10,000,000 restricted common shares issued by Purchaser was delivered on April 6, 2023, and a non-refundable and irrevocable delivery of 1,000,000 restricted common shares issued by Purchaser, which was delivered on May 22, 2023 (collectively, the “Shares”). On June 28, 2023, Seller transferred 1,923,077 of the Shares to the Purchaser, in consideration of the modifications to the Purchase Agreement contemplated herein. The remaining 9,076,923 Shares retained by Seller are hereinafter referred to as the “Consideration Shares.” The Purchase Price has been paid in full, subject to adjustment such that on the Value Test Date (as defined below) if the value (meaning the market price of Consideration Shares plus the amount of proceeds from any sales of Consideration Shares) of the Consideration Shares received by Seller (or its designee), is not equal to, or greater than, $6,000,000, Purchaser will be required to pay additional consideration as provided below.
Subject to the foregoing recitals, which are incorporated by reference, and on the terms and conditions set forth below, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller 100% of the membership interests in Aqua Metals Transfer, LLC, a Nevada limited liability company (the “Target”), to which Seller will cause a third party to convey certain assets, upon the terms and subject to the conditions of this Agreement.
Accordingly, the parties hereby agree that the Purchase Agreement is amended and restated in its entirety as follows:
ARTICLE I

Purchase and Sale of Acquired Assets

SECTION 1.01    Purchase and Sale. (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller, 100% of the outstanding limited-liability company membership interests in Target (the “Target Membership”) for (i) an aggregate purchase price of $21,000,000 (the “Purchase Price”), payable as set forth in Section 2.02, which the parties acknowledge has been paid by Purchaser to Seller and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). Payment of the Purchase Price may be made to Seller or Comstock Inc., a Nevada corporation (“Comstock”), as directed by Seller. On or prior to the Closing, Seller shall cause the following transactions (collectively, the “Restructuring”) to occur: (i) Aqua Metals Reno Inc., a Delaware corporation (the “Prior Owner”), shall form the Target as a wholly-owned subsidiary of the Prior Owner; (ii) the Prior Owner and Seller shall convey all of the rights, title, and interest in, to, and under the Acquired Assets (as defined in Section 1.02(a)) to the Target, as of the Closing; and (iii) the Prior Owner shall assign, transfer, convey, and deliver to Comstock, and Comstock shall accept and acquire from the Prior Owner, 100% of the Target Membership. The Restructuring, the purchase and sale of the Target Membership and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition.”
SECTION 1.02    Acquired Assets and Excluded Assets. (a) The term “Acquired Assets” means all the following assets of the Target as of the Closing:
(i)    the real property located in Storey County, Nevada, described on Exhibit A hereto (the “Land”) and having an address of 2500 Peru Drive, McCarran, NV, together with all listed real property, leaseholds, and other interests in real property, in each case together with the Target’s right, title and interest in the building and improvements thereon and all other appurtenances thereto or fixtures located thereon, including without limitation water or water-related rights related to or appurtenant to the Land (the “Premises”);
(ii)    furniture, furnishings, office and other supplies, vehicles, and other tangible personal property owned by Seller that are located on the Premises, including desks, tables, chairs, file cabinets, racks, cubicles and other storage devices and office supplies; and
(iii)    all listed Permits (as defined in Section 3.09) of Seller.
(b)    The term “Excluded Assets” means:
(i)    all assets other than the Acquired Assets, including without limitation, all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the “Ancillary Agreements”).
SECTION 1.03    Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform, and discharge when due, all the liabilities, obligations, and commitments of Seller arising from or related to the Acquired Assets to the extent such liabilities, obligations, and commitments relate to the period from and after the Closing (the “Assumed Liabilities”).
(b)    Notwithstanding, any other provision of this Agreement, Purchaser shall not assume any liabilities, obligations, and commitments of Seller other than those described in Section 1.03(a), each of which shall be retained and paid, performed and discharged when due by Seller (such retained liabilities, the “Excluded Liabilities”).

(c)    Seller represents that through Purchaser’s acquisition of the Target Membership, Purchaser will acquire, indirectly, the Acquired Assets free and clear of all liabilities, obligations, and commitments of Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.06), other than Permitted Liens (as defined in Section 3.06).
ARTICLE II

The Closing
SECTION 2.01    Deposit; Shares; Deliverables and Closing Date.
(a)    Subject to the satisfaction of the conditions precedent set forth in Article VI, the closing of the Acquisition (the “Closing’’) shall take place as soon as practicable after the date that the Registration Statement (as defined below) is declared effective at such place, time, and date as shall be mutually agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(b)    Purchaser delivered the First Deposit to Comstock on April 6, 2023; Purchaser delivered the Second Deposit to Comstock on April 21, 2023; and Purchaser completed the delivery of the Third Deposit to Comstock on May 22, 2023.
(c)    Purchaser paid an extension fee of $250,000 on May 22, 2023.
(d)    Concurrently with execution of the First AR Agreement, Purchaser delivered to Seller an executed stock power (the “Stock Power”) conveying the Shares to Comstock.
(e)    Purchaser filed a registration statement on Form S-3 for the resale of the Shares by Comstock with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2023 (the “Registration Statement”). Purchaser agrees to amend the Registration Statement to reduce the number of shares of common stock to be equal to the amount of Consideration Shares (the “Common Shares”). Purchaser covenants and agrees that no amendments to the Registration Statement shall include language that affirmatively states that Seller or Comstock is an underwriter as such term is defined under Section 2(a)(11) of the Securities Act (as defined in Section 4.05).
(f)    At Seller’s direction, Comstock acquired the Premises by purchasing the Target Membership in accordance with the Restructuring and, once all conditions to Closing are satisfied, Seller shall cause Comstock to convey the Target Membership to Purchaser.
(g)    Seller and Purchaser entered into a lease of the Premises (the “Pre-Closing Lease”), the term of which commenced on the date of the Second Deposit and will terminate on the Closing. Rent thereunder is $1 per month until June 30, 2023, and then $175,000 per month thereafter, payable on June 30th and then the first day of each month thereafter commencing on August 1st until the Closing occurs. The rent shall be prorated, such that upon Closing, Purchaser shall be entitled to return by Seller of that portion of the rent attributable to the balance of the month in which the Closing occurs (meaning (i) the number of days remaining in the calendar month that Closing occurs, after and excluding the Closing Date divided by (ii) the number of days in the month that the Closing occurs multiplied by (iii) $175,000).
(h)    Comstock shall be entitled to receive all consideration payable to Seller under this Agreement. Payment to Comstock by Purchaser of the consideration described in this Agreement shall satisfy all amounts payable to Seller under this Agreement. The parties acknowledge that all consideration payable by Purchaser has been received by Seller (or Comstock, as directed by Seller) as of the date hereof.
(i)    The Consideration Shares shall be deposited in a brokerage account identified in writing by Seller (or Comstock, as the case may be).
(j)    Seller hereby agrees that neither Seller nor Comstock shall sell more than five hundred thousand (500,000) Common Shares per trading day or 20% of the daily trading volume, whichever is higher. Each of the Parties acknowledge and agree that Seller or Comstock may transfer all or part of the Common Shares in an amount greater than five hundred thousand (500,000) Shares to one or more broker-dealers or intermediaries in one or more transactions, so long as such broker-dealers or intermediaries collectively do not sell more than five hundred thousand (500,000) Common Shares per trading day. For the sake of clarity, Seller and Purchaser agree that Seller shall not have any obligation to sell the Common Shares. “Net cash proceeds” means the proceeds received by Seller (or Comstock, as the case may be) net of all commissions, discounts, transfer fees or taxes, or other costs directly related to such sale. Seller hereby authorizes Purchaser to reflect such forfeiture immediately on its books and records without further agreement or acknowledgement of Seller or its successors or assigns.
(k)    The parties shall enter into an Interim Water Rights Agreement pursuant to which Purchaser shall provide Seller with certain water rights in Lyon County, Nevada from the Closing Date through the Value Test Date (the “Interim Water Rights Agreement”).
SECTION 2.02    Transactions Effected Prior to the Closing. Seller has caused Target to acquire the Premises from the Prior Owner prior to the date hereof and the Target is presently owned by Comstock.
SECTION 2.03    Post-Closing Adjustment. As used herein, the “Value Test Date” means the date that is four (4) months after the Registration Statement is declared effective by the SEC. Seller covenants and agrees to promptly advise the Purchaser on the Value Test Date of the number of Consideration Shares that Seller continues to own that are registered for resale under the Registration Statement and the net cash proceeds of any Common Shares sold by Seller prior to the Value Test Date. If the sum of (i) the value of the Common Shares owned by Seller as of Value Test Date (calculated using the closing price of the Common Shares on the Value Test Date or next trading date if the Value Test Date is not a trading day) plus (ii) the aggregate net cash proceeds received by Seller from the sale of Common Shares, is less than $6,000,000 (such amount less than $6,000,000, the “Shortfall”), then Purchaser shall pay Seller (or Comstock, as the case may be) cash equal to the Shortfall no later than five (5) business days after the Value Test Date.
SECTION 2.04    Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence not covered by insurance payable to Purchaser shall be the sole responsibility of Seller.
SECTION 2.05    Closing Costs. Each party will be responsible for the cost of such party’s legal, accounting, and other costs, other than as expressly set forth herein. Seller and Purchaser will share the costs of real property transfer taxes (if any). Seller will be responsible for the cost of an ALTA Standard Coverage policy of title insurance in the amount allocable to the real estate and recording and filing fees for all conveyance documents (e.g., a deed to Target), in an amount not to exceed $25,000 (with Purchaser paying any costs in excess of $25,000). If Purchaser desires an ALTA Extended Coverage policy of title insurance, Purchaser will be responsible for the difference in cost between such Extended Coverage policy and that of the Standard Coverage policy. Seller will be responsible for any and all liabilities, obligations, and expenses related to the Acquired

Assets relating to a period prior to the Closing Date (other than any such items that constitute Assumed Liabilities), and Purchaser will be responsible for all such items relating to the period beginning on the Closing Date (other than any such items that constitute Excluded Liabilities). Real estate taxes and other taxes, charges, and assessments that cover a period including the Closing Date will be prorated and the Seller Amount will be adjusted to account for such prorations. Utility expenses will not be prorated and the parties will cooperate to cause all applicable utilities to be placed in Target’s name effective on the Closing date. All other closing costs will be paid in accordance with the custom and practice for real estate transactions taking place in northern Nevada.
ARTICLE III

Representations and Warranties of Seller
Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:
SECTION 3.01    Organization, Standing, and Power. Seller is duly incorporated, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements.
SECTION 3.02    Authority Execution and Delivery: Enforceability. Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of each of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid, and binding obligation, enforceable against it in accordance with its terms.
SECTION 3.03    Formation and Ownership of Target. The Prior Owner formed Target as a single-member, Nevada limited liability company. As of the Closing, after giving effect to the Restructuring, Comstock is the sole owner of Target. As of Closing, Target will have had no business activity of any kind other than the Restructuring.
SECTION 3.04    No Conflicts: Consents. None of (a) The execution and delivery by Seller of this Agreement; (b) the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party; (c) consummation of the Acquisition and the other transactions contemplated hereby and thereby, nor (d) compliance by Seller with the terms hereof and thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) the certificate of incorporation or by-laws of Seller, (ii) any Contract to which Seller is a party or by which any of the Acquired Assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to Seller or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to a material adverse effect on (y) the Acquired Assets, or (z) the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a “Seller Material Adverse Effect”). No consent, approval, license, permit, order, or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local, or foreign government or any court of competent jurisdiction, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).
SECTION 3.05    Underlying Acquisition. Seller has performed all material obligations required to be performed by Seller under the Lease, and Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, the Prior Owner is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has not received any notice, nor does it have any knowledge, of the intention of the Prior Owner to terminate the Lease.
SECTION 3.06    [Intentionally omitted].
SECTION 3.07    Real Property. Target is the sole owner, in fee simple, of the Premises. At the Closing, by virtue of purchasing the Target Membership hereunder, Purchaser will indirectly receive, good and insurable fee title to the Premises, free and clear of all Liens, except (i) such as are set forth in Schedule 3.07, (ii) easements, covenants, rights-of-way and other similar restrictions of record, (iii) any conditions that may be shown by a current, accurate survey or physical inspection of the Premises made prior to Closing and (iv) (A) zoning, building and other similar restrictions and (B) unrecorded easements, covenants, rights-of-way, and other similar restrictions. None of the items set forth in clause (iv) above, individually or in the aggregate, materially impairs, or could reasonably be expected materially to impair, the continued use and operation of the Premises as presently conducted and do not constitute monetary encumbrances.
SECTION 3.08    [Intentionally omitted].
SECTION 3.09    Permits. Schedule 3.09 sets forth all material certificates, licenses, permits, authorizations and approvals, subject to the removal of proprietary information of the Seller and its partners (“Permits”) issued or granted to Seller by Governmental Entities that relate to the Premises. Except as set forth in Schedule 3.09, (i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof, (ii) during the past two years, Seller has not received notice of (nor does it have any knowledge of) any Proceedings relating to the revocation or modification of any such Permits, and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.
SECTION 3.10    Environmental Matters. Seller has provided Purchaser with certain environmental reports relating to the Premises, which reports are identified in Schedule 3.10 (the “Environmental Reports”). Except as set forth in the Environmental Reports, Seller has not received any written communication from a Governmental Entity that alleges that any activity on the Premises is not in compliance in any material respect with any Environmental Law, (ii) Seller holds, and is in compliance with, all material Permits under the Environmental Laws (as defined below) required to conduct the activities conducted by Seller to date on the Premises and Seller’s activities on the Premises are in material compliance with all Environmental Laws, (iii) Seller has no knowledge of any environmental reports, audits, data, and other information, other than those set forth in Schedule 3.10, that disclose material environmental liabilities and (iv) Seller has not entered into or agreed to any court decree or order and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials (as defined below) under any Environmental Law. Except as set forth in Schedule 3.10, there are no aboveground or underground storage tanks on or under the Premises and Seller has no knowledge that either has ever existed on the Premises. The term “Environmental Laws” means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as such term is defined below) or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et see,. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ࡉ 6902-6992k, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq, in each case, as amended, and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. The term “Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. § 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA. The term “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation, or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, or workplace).
SECTION 3.11    Transformers. Seller has never installed or used any transformer on the Premises that contained polychlorinated biphenyls’ compounds, and to Seller’s knowledge, there are no and never have been any polychlorinated biphenyls’ compounds stored or used on the Premises.
SECTION 3.12    Asbestos. Seller has not installed or stored, and has no knowledge of the use, installation or storage, of asbestos, asbestos containing material, compounds or lead based paint on or at the Premises.
SECTION 3.13    Mechanic’s Liens. No labor has been performed or material furnished for the Premises or any part thereof for which a mechanic’s or materialman’s lien or liens, or any other lien, can be claimed by any person or entity, for which Seller has not heretofore fully paid or will have paid by the Closing.
SECTION 3.14    Utilities. All water, sewer, electric and telephone facilities and all other utilities required for the use and operation of the Premises as conducted by Seller to date (“Seller’s Activities”) are installed at the Premises and duly connected and can be used in such manner without charge except the normal and usual nondiscriminatory utilities charges. The utilities presently connected to the Premises are adequate to service Seller’s Activities.

SECTION 3.15    Condition of Premises. Other than as set forth on Schedule 3.15, to Seller’s knowledge: (a) the Acquired Assets are in good working condition; and (b) the buildings and improvements included in the Premises were constructed in a good, workmanlike manner and in compliance with all applicable laws, rules and regulations of and with all applicable covenants, conditions, and restrictions and the building and improvements included in the Premises and all parts thereof are structurally safe and sound. Such building and improvements have been maintained to the date hereof and are in good condition except for ordinary wear and tear. All such wear and tear is patent and, Seller has no knowledge that there are any structural or latent defects in such building or improvements. Since December 1, 2022, Seller has conducted its business in the ordinary course, consistent with past practice, including without limitation, reasonably diligent maintenance of the Acquired Assets.
SECTION 3.16    Condemnation. Seller has received no notice and has no knowledge of: (a) any condemnation or zoning proceedings, (b) any plan, study, or effort, which would affect the use and operation of the Premises for its intended purpose.
SECTION 3.17    Zoning; CC&Rs. Seller has received no notice and has no knowledge that the Premises or Seller’s Activities thereon are in violation of any zoning laws or regulations or any covenants, conditions, or restrictions affecting the Premises.
SECTION 3.18    Judgments. To Seller’s knowledge, no judgment, order, injunction, decree, or ruling of any court or governmental authority exists by which Seller, the Premises or Seller’s Activities are bound, or to which any of them are subject, which in any manner affects ownership or operation of the Premises.
SECTION 3.19    Investigation Materials. Seller has provided Purchaser with originals or copies of any and all leases, records, maps, surveys, test reports, environmental assessments, engineering studies, repair records, warranties, and all other documents and materials in Seller’s possession or control relating to the Acquired Assets. Other than as previously disclosed to Buyer in writing through these documents or other written disclosure, and pursuant to Section 3.15, Seller has no knowledge of any material defects or flaws in the building, the equipment, or the other Acquired Assets.
ARTICLE IV

Representations and Warranties of Purchaser
Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, as follows:
SECTION 4.01    Organization. Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements.
SECTION 4.02    Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid, and binding obligation, enforceable against it in accordance with its terms.
SECTION 4.03    No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”). No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under Section 13(a) of the Exchange Act.
SECTION 4.04    Availability of Funds. Purchaser has cash available or has existing borrowing facilities that are sufficient to enable it to consummate the Acquisition.
SECTION 4.05    Securities Law Representations.
(a)    Securities Act of 1933. The Purchaser understands that the Target Membership has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption therefrom and that the Target Membership must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Target and its counsel, that such registration is not required. The Purchaser acknowledges that the Target has no obligation to register or qualify the Target Membership.
(b)    Investment Purpose. The Purchaser is acquiring and will hold the Target Membership for investment for its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.
(c)    Securities Exchange Act of 1934. The Purchaser will not sell, transfer or otherwise dispose of the Target Membership in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder.
(d)    Adequate Information. The Purchaser has been furnished with, and has had access to, such information as it considers necessary or appropriate for deciding whether to invest in the Target Membership, and the Purchaser has had an opportunity to ask questions and receive answers from the Seller regarding the terms and conditions of the issuance of the Target Membership. The Purchaser further represents that the Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risk of this investment.
(e)    Risk of Loss. The Purchaser is aware that its investment in the Target is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Purchaser acknowledges that this Agreement can have material income tax consequences for the Purchaser, but neither Seller nor the Target has rendered any tax advice to Purchaser.
(f)    Accredited Investor. The Purchaser qualifies as an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
(g)    No “Bad Actor” Disqualification. The Purchaser represents and warrants that neither the Purchaser nor any person who controls the Purchaser is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act.
ARTICLE V

Covenants
SECTION 5.01    Access to Information. Seller shall afford to Purchaser and its accountants, counsel, and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, and records of Seller related to the Acquired Assets (other than the Excluded Assets), and during such period shall furnish promptly to Purchaser any information concerning the Acquired Assets as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.
SECTION 5.02    Brokers or Finders. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
SECTION 5.03    Post-Closing Cooperation. (a) [Intentionally omitted].
(b)    After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to Target, the Target Membership and the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Purchaser shall retain the books and records of Seller included in the Acquired Assets for a period of seven years after the Closing.
(c)    Each party requesting assistance of the other party pursuant to this Section 5.03 shall pay the reasonable out-of-pocket costs and expenses to be incurred by the party being requested to provide assistance. Neither party shall be required by this Section 5.03 to incur any costs or take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.
SECTION 5.04    Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.
SECTION 5.05    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.
SECTION 5.06    Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (at the expense of the requesting party), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller , executing and delivering to Purchaser such assignments, deeds, bills of sale, consents, and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
SECTION 5.07    Purchase Price Allocation. On or prior to the Closing Date, Seller and Purchaser shall mutually agree on an allocation of the Purchase Price among the Acquired Assets according to the relative fair market values of such assets on the Closing Date. If Seller and Purchaser are unable to agree on such fair market values, Seller and Purchaser shall elect an independent appraisal firm to determine such values. The conclusions of such appraisal firm shall be conclusive and binding. The fees and expenses of such appraisal firm shall be shared equally by Seller and Purchaser.
ARTICLE VI

Conditions Precedent
SECTION 6.01    Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:
(a)    No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced, or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.
SECTION 6.02    Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Seller in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.
(b)    Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.
(c)    Absence of Proceedings. There shall not be pending or threatened Proceeding, by any Governmental Entity or by any other person that has a reasonable likelihood of success, (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser or any of its subsidiaries, or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets.
(d)    Title Insurance and Survey. Purchaser or Target (at Purchaser’s option) shall have received at Purchaser’s option, either (i) an ALTA Owner’s Standard Coverage Title Insurance Policy; or (ii) an ALTA Extended Coverage Title Insurance Policy with respect to the Premises, issued by a nationally recognized title insurance company, insuring Purchaser in such amounts and together with such endorsements as Purchaser shall reasonably require (all such endorsements to be paid for by Purchaser unless otherwise agreed between the parties). Such title insurance policy shall insure fee simple title to the Premises, free and clear of all Liens and other matters other than those permitted by Section 3.07.
(e)    Transfer Taxes. Seller (or the Prior Owner) shall have prepared, executed and filed all returns, questionnaires, applications, or other documents regarding any real property transfer tax that is required to be filed by Seller prior to Closing.
(f)    Consents. Purchaser shall have received written consents from all third parties necessary or appropriate to effect the Acquisition, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.
(g)    Due Diligence. Purchaser shall have determined in its sole discretion that the Acquired Assets are suitable for Purchaser’s intended purpose.
SECTION 6.03    Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.
(b)    Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.
(c)    Transfer Taxes. Purchaser shall have prepared, executed, and filed all returns, questionnaires, applications, or other documents regarding any real property transfer tax that is required to be filed by Purchaser prior to Closing.
(d)    Absence of Proceedings. There shall not be pending or threatened any Proceeding by any Governmental Entity or by any other person that has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.
(e)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC.
(f)    Interim Water Rights Agreement. Purchaser and Seller shall have executed and delivered the Interim Water Rights Agreement, in form and substance that is satisfactory to the parties.
(g)    Pre-Closing Lease. Purchaser shall have made all rental payments required pursuant to the Pre-Closing Lease.
SECTION 6.04    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.
SECTION 6.05    Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the “waiving party”) has knowledge of any breach by any other party of any representation, warranty, or covenant contained in this Agreement or any Ancillary Agreement, and such other party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party’s obligations set forth in this Article VI and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns, and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.
ARTICLE VII

Termination. Amendment and Waiver
SECTION 7.01    Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)    by mutual written consent of Seller and Purchaser;
(ii)    by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller; or
(iii)    by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser.
provided, however, that the party seeking termination pursuant to clause (ii) or (iii) is not then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.
(b)    In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
(i)    Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller,
(ii)    all confidential information received by Purchaser with respect to the business of Seller shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, and
(iii)    Seller shall retain the First Deposit, Second Deposit, Third Deposit, June Extension Fee, and the Consideration Shares (each of which Purchaser acknowledges and agrees are non-refundable).
SECTION 7.02    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.
SECTION 7.03    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.
ARTICLE VIII

Indemnification
SECTION 8.01    Indemnification by Seller. (a) From and after the Closing, Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against, and hold them harmless from, any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i)    any breach as of the Closing Date of any representation or warranty of Seller contained in Section 3.01, 3.02, 3.03, 3.04, or 3.07;
(ii)    any breach of any covenant of Seller contained in this Agreement or in any Ancillary Agreement;
(iii)    any Excluded Liability;
(iv)    fraud; and
(v)    any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.
(b)    The maximum aggregate liability for indemnification claims payable by Seller shall be the Purchase Price.
(c) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Seller and its assets and liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01).
SECTION 8.02    Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller, its affiliates, and each of their respective officers, directors, employees, stockholders, agents, and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement, (iii) any Assumed Liability or (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Ancillary Agreement.
SECTION 8.03    Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

SECTION 8.04    Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 8.01(a)(i) or 8.02(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06 and (ii) pursuant to the other clauses of Sections 8.01 and 8.02 shall survive the Closing indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the party to be providing the indemnification.
SECTION 8.05    Procedures. (a) Third Party Claims. In order for a party (the “indemnified party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”) such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
(b)    Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party)), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction, or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
(c)    Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
(d)    Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Purchaser or Seller shall fall to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.
SECTION 8.06    Survival of Representations and Covenants. (a) The representations, warranties, covenants, and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VIII as follows:
(i)    the representations and warranties referred to in Section 8.01(a) shall survive for eighteen months following the Closing, except with respect to claims of fraud or intentional misrepresentation, which will survive for three (3) years following the date Purchaser either discovers or in the exercise of reasonable diligence, should have discovered, such fraud or intentional misrepresentations; and
(ii)    the covenants in Article V shall survive for one (1) year following the Closing, unless another period of time is expressly provided in Article V.
SECTION 8.07    No Additional Representations. Purchaser acknowledges that it and its representatives have had a full opportunity to meet with the officers and employees of

Seller to discuss the Acquired Assets. Purchaser acknowledges that (i) none of Seller or any other person has made any representation or warranty, expressed or implied, as to the Acquired Assets, or the accuracy or completeness of any information regarding the Acquired Assets furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, (ii) Purchaser has not relied on any representation or warranty from Seller or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules and (iii) none of Seller or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including and any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement and the Ancillary Agreements.
ARTICLE IX

General Provisions
SECTION 9.01    Assignment. Other than as expressly set forth in this Article IX, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of law in connection with a merger or consolidation of Purchaser or Seller) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 9.01 shall be void.
SECTION 9.02    No Third-Party Beneficiaries. Except as provided in Article VIII and this Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
SECTION 9.03    Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.
SECTION 9.04    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, email or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, upon written confirmation of receipt when so delivered by email, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) received, as follows:
(i)    if to Purchaser, Attention: with a copy to:
American Battery Technology Company
100 Washington Street, Suite 100
Reno, Nevada 89503
Attention: Bret Meich, General Counsel
Email: bmeich@batterymetals.com

with a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
7800 Rancharrah Parkway
Reno, Nevada 89511
Attention: Craig Etem
Email: cetem@fennemorelaw.com

(ii)    if to Seller,

Linico Corporation
c/o Comstock Inc.
117 American Flat Road
Virginia City, Nevada 89440
Attention: Corrado DeGasperis, Executive Chairman & CEO
Email: degasperis@comstockinc.com
with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Clyde Tinnen
Email: ctinnen@foley.com

SECTION 9.05    Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section, or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(b)    For all purposes hereof:
“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“including” means including, without limitation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, or other entity.
“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.
SECTION 9.06    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. The reproduction of signatures by means of a photocopy or other electronic device (e.g., .PDF) shall be treated as though such reproductions are executed originals and each Party covenants and agrees to provide the other Party with a copy of this Agreement bearing original signatures upon request.
SECTION 9.07    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.
SECTION 9.08    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
SECTION 9.09    Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of federal or state courts in Washoe County, Nevada, for the purposes of any suit, action, or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice, or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Nevada with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby federal or state courts in Washoe County, Nevada, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 9.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
SECTION 9.11    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.
SECTION 9.12    Assignment: Third Party Beneficiary. Seller acknowledges that Purchaser may assign its rights hereunder to Bow River Capital Real Estate Fund III, LP (“Bow River”), and that Bow River would then lease the Premises to Purchaser. Seller acknowledges and agrees that in such event, all of Seller’s representations, warranties, surviving obligations and indemnification obligations (subject to any limitations contained herein) would run to the benefit of Purchaser as a third-party beneficiary thereof.
SECTION 9.13    Specific Performance. Seller acknowledges that the transactions contemplated by this Agreement are unique and there is no adequate remedy at law if Seller should fail to perform any of its obligations hereunder in any material way. In addition to any other rights or remedies Purchaser may have pursuant to this Agreement, Purchaser shall have the right to obtain specific performance of the obligation of Seller hereunder.
[Signatures appear on following page]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.
LINICO CORPORATION

__/s/ Corrado DeGasperis _______________
Name: Corrado DeGasperis
Title: Executive Chairman & President

AMERICAN BATTERY TECHNOLOGY COMPANY

___/s/ Andres Meza ______________________
Name: Andres Meza
Title: COO
4858-6402-6462.10
[Signature page to Third Amended & Restated Membership Interest Purchase Agreement]